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                                                                       EXHIBIT 5

                                Riley M. Murphy
                     American Communications Services, Inc.
                    131 National Business Parkway, Suite 100
                          Annapolis Junction, MD 20701
December 5, 1997
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Re: AMERICAN COMMUNICATIONS SERVICES, INC. FORM S-3
Gentlemen:

     The undersigned has acted as legal counsel to American Communications Services, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof and relating to (i) 93,154 shares of 14 3/4% Redeemable Preferred Stock due 2008 of American Communications Services, Inc. (the "Preferred Stock"), (ii) 75,000 warrants (the "Warrants") to purchase shares of Common Stock (the "Common Stock") of the Company and (iii) the 6,023,850 shares of Common Stock (the "Warrant Shares") for which the Warrants are initially exercisable to be offered for resale by the Selling Holders identified therein.

     In the capacity of legal counsel to the Company, the undersigned has examined originals or copies, certified or otherwise identified to the satisfaction of the undersigned, of such documents, corporate records and other instruments as the undersigned has deemed necessary for the purpose of rendering this opinion. In the course of such examinations, the undersigned has assumed the genuineness of all documents submitted as originals and the conformity to originals and certified documents of all copies submitted as conformed copies.

     Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the Preferred Stock, the Warrants and the Warrant Shares have been, and upon the resale thereof by the Selling Holders named in the Prospectus included in the Registration Statement will be, validly issued, fully paid and nonassessable.

     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to the undersigned under the caption "Legal Matters" in the Prospectus contained therein.

                                             Very truly yours,

                                                  /s/  Riley M. Murphy